As filed with the Securities and Exchange Commission on January 26, 2018

Registration No. 333-172824

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 7

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLARWINDOW TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	59-3509694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10632 Little Patuxent Parkway, Suite 406

Columbia, Maryland 21044

(Address of Principal Executive Offices) (zip code)

2006 Incentive Stock Option Plan

(Full title of the plan)

John A. Conklin 10632 Little Patuxent Parkway, Suite 406 Columbia, Maryland 21044	(800) 213-0689
(Name and address of agent for service)	(Telephone number, including area code, of agent for service)

Copy to:

Joseph Sierchio, Esq.

Satterlee Stephens LLP

230 Park Avenue

New York, New York 10169

Telephone: (212) 818-9200

Facsimile: (212) 818-9606

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 7 to the Registration Statement on Form S-8 File No. 333-172824 is being filed to update certain financial and shareholder information contained in the Registrant’s previously filed Registration Statement on Form S-8. This Registration Statement includes a reoffer prospectus in Part I (the “reoffer prospectus”), which has been prepared in accordance with General Instruction C of Form S-8 and the requirements of Part I of Form S-3, and may be used for reoffers of shares of common stock (acquired or to be acquired pursuant to awards granted under the Registrant’s 2006 Incentive Stock Option Plan) that are defined as “control securities” or “restricted securities” under General Instruction C of Form S-8.

The names of persons selling shares under the reoffer prospectus and the amount of such shares are set forth below under the caption “Selling Stockholders” to the extent Registrant presently has such information; however, other affiliate selling stockholders may elect to sell shares under the reoffer prospectus as they receive them from time to time in the future in which case, as their names and amounts of shares to be reoffered become known, Registrant will supplement the reoffer prospectus with that information. In addition, as permitted by General Instruction C of Form S-8, certain non-affiliates holding less than the lesser of 1,000 shares or 1% of Registrant’s common stock issuable under the 2006 Plan may resell restricted securities issued under the 2006 Plan up to that amount under the reoffer prospectus without being named therein. Any securities covered by the reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the reoffer prospectus.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be sent or given to participants in the 2006 Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the United States Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in this Section 10(a) prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

SolarWindow Technologies, Inc.

10632 Little Patuxent Parkway

Suite 406

Columbia, Maryland 21044

Attention: Investor Relations

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REOFFER PROSPECTUS

732,578 SHARES

SOLARWINDOW TECHNOLOGIES, INC. COMMON STOCK

This reoffer prospectus relates to the sale of up to 732,578 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by existing selling stockholders (the “Selling Stockholders”) identified in this reoffer prospectus for his own account issuable, or issued, pursuant to the Company’s 2006 Incentive Stock Option Plan (the “2006 Plan”). The shares included in this reoffer prospectus consisting of 140,834 shares of our common stock issuable to the Selling Stockholders upon exercise of options issued to the Selling Stockholders pursuant to the 2006 Plan that have vested prior to the date of this reoffer prospectus and 591,744 of common stock issued to the Selling Stockholders pursuant to the 2006 Plan.

It is anticipated that the Selling Stockholders will offer common stock for sale, from time to time, at prevailing prices on the OTC Markets Group Inc. QB tier (the “OTCQB”) on the date of sale or as otherwise permitted by this prospectus.

The 2006 Plan authorizes the issuance of up to 5,000,000 shares of our common stock to our officers, directors, employees and consultants. This reoffer prospectus has been prepared for the purposes of registering the common stock under the Securities Act of 1933, as amended (the “Securities Act”), to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction. We will receive no part of the proceeds from sales made under this reoffer prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred in connection with the registration and offering of the shares will be borne by us.

Notwithstanding the registration of the shares of common stock beneficially owned by the Selling Stockholders as further set forth herein, because we do not satisfy the requirements for use of Form S-3, General Instruction C of Form S-8 limits the number of shares that the Selling Stockholders may sell as follows: “the amount of securities to be offered or resold by means of the reoffer prospectus, by each person, and any other person with whom he or she is acting in concert for the purpose of selling securities of the registrant, may not exceed, during any three month period, the amount specified in Rule 144(e) (§230. 144(e)).”

Our common stock is quoted on OTCQB under the symbol “WNDW.” The closing sale price for our common stock on January 25, 2018, was $7.97 per share.

Investing in our common stock involves risks. See the “Risk Factors” section of this reoffer prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is January 26, 2018.

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You should rely only on the information contained in this reoffer prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this reoffer prospectus or incorporated by reference herein is accurate only on the date of this reoffer prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain a number of “forward-looking statements” within the meaning of applicable federal securities laws. These statements reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology.

These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, many of which are beyond our control.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this reoffer prospectus generally These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this reoffer prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. . In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

Any forward-looking statement made by us in this reoffer prospectus speaks only as of the date of this reoffer prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

We have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities or financing from other sources until, if ever, we generate positive cash flow from operations.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in, or incorporated by reference into, this reoffer prospectus and does not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire reoffer prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and related notes and other documents incorporated by reference into this reoffer prospectus, before making an investment decision.

Except where the context otherwise requires and for purposes of this reoffer prospectus only, “we,” “us,” “our,” “Company,” “our Company,” and “SolarWindow” refer to SolarWindow Technologies, Inc., a Nevada corporation, and its consolidated subsidiaries.

Overview

We were incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.” On December 2, 2008, we amended our Articles of Incorporation to effect a change of name to New Energy Technologies, Inc. Effective as of March 9, 2015, we amended our Articles of Incorporation to change our name to SolarWindow Technologies, Inc.

We are exclusively focused on the commercialization, continued development and refinement of, and the marketing of our SolarWindow™ technology including, but not limited to, the development and design of, and the bringing to market of, products derived from our SolarWindow™ technology.

At the time of this filing, our proprietary patent-pending SolarWindow™ see-through (“transparent”) electricity-generating coatings are the subject of sixty (60) U.S. and international patent filings.

Our SolarWindow™ technology provides the ability to harvest light energy from the sun and artificial sources and generate electricity from a transparent, coating of organic photovoltaic (“OPV”) solar cells, applied to glass and plastics, thereby creating a “photovoltaic” effect. Photovoltaics are best known as a method for generating electric power by using solar cells to convert energy from the sun into a flow of electrons. Typically, conventional PV power is generated by making use of solar modules composed of a number of cells containing PV and electricity-conducting materials. These materials are usually opaque (i.e., not see-through) and only effectively generate electricity with sun light, Our researchers have replaced these materials with compounds that allow our SolarWindow™ technology to remain see-through or “transparent,” while generating electricity when exposed to either sun or artificial light.

We have achieved numerous important milestones and overcome major technical challenges in the development of our SolarWindow™ technology, including the ability to generate electricity on glass while remaining transparent. This year, our SolarWindow™ transparent electricity-generating coatings on glass were successfully processed through the rigorous autoclave system for window glass lamination at a commercial window fabricator. Layered with SolarWindow™ electricity-generating liquid coatings, glass modules were subjected to the extremely high heat and pressure of autoclave equipment located at the window fabricator’s facility. Despite the SolarWindow™ modules being subjected to the harsh pressure and temperature conditions, subsequent performance testing confirmed that the modules continued to produce power.

Additionally, we have scaled-up our technology from a single solar cell – only one-quarter the size of a grain of rice – to a working array of solar cells which form a one-foot by one-foot working prototype – our largest-ever SolarWindow™.

To advance the technical development and subsequent commercialization of our SolarWindow™ products, we are actively seeking technology and product licensing and joint venture arrangements with research institutions, commercial partners, and organizations with established technical competencies, market reach, and mature distribution networks in the solar PV, building-integrated PV, and alternative and renewable energy market industries.

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Corporate Information

Our corporate headquarters is located at 10632 Little Patuxent Parkway, Suite 406 Columbia, Maryland 21044. Our telephone number is (800) 213-0689; our fax number is (240) 554-2316. Our website is www.solarwindow.com. Information contained on our web site (or any other website) does not constitute part of this prospectus.

Risk Factors

Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and product development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 9 of this prospectus

THE OFFERING

Outstanding Common Stock	As of January 26, 2018, there were 36,249,544 shares of common stock issued and outstanding.

Common Stock Offered	Up to 732,578 shares of common stock for sale by the selling stockholders for their own account.

Selling Stockholders	The selling stockholders are set forth in the Section entitled "Selling Stockholders" of this reoffer prospectus on page 30.

Proceeds

We will not receive any proceeds from the sale of our common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the stock options by those who receive or received options under the 2006 Plan received options pursuant to the Option Agreements and exercise such options for cash. Any cash proceeds will be used by us for general corporate purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” starting on page 9 of this reoffer prospectus.

OTC Markets Symbol	WNDW

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before purchasing any of the securities offered hereunder. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment. You should acquire the securities offered hereunder only if you can afford to lose your entire investment. You should also refer to the other information contained in this prospectus, including our financial statements and the notes to those statements, and the information set forth under the caption “Forward Looking Statements.” The risks described below and contained in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related To Our Business

We have experienced significant losses, have not generated any revenues, expect losses to continue for the foreseeable future and our auditors have issued a going concern explanation in their report on our most recent audited financial statements.

We have not generated any revenue since inception and do not expect to generate any revenue for the foreseeable future. We had a net loss of $5,353,425and $4,637,313 for our fiscal years ended August 31, 2017 and 2016, respectively, and we have incurred a cumulative deficit of $41,728,905 from inception (May 5, 1998) through November 30, 2017. We anticipate incurring losses through at least December 31, 2018.

The sale by our stockholders of restricted shares, either pursuant to a resale prospectus or Rule 144, may adversely affect our ability to raise the funds we will require to effectuate our business plan.

As of the date of this prospectus, we had 36,249,544 shares issued and outstanding, of which 15,330,324 are deemed “restricted” or “control” securities within the meaning of Rule 144, as promulgated under the Securities Act (“Rule 144”). The possibility that substantial amounts of our common stock may be sold into the public market, either under Rule 144, or pursuant to a resale registration statement, may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities because of the perception that future resales could decrease our stock price and because of the availability of resale shares to those interested in investing in our common stock.

We may require additional financing to expand, accelerate or sustain our current level of operations beyond December 31, 2018, and failure to obtain such financing would have a material adverse effect on our business, operating results, financial condition and prospects and our ability to continue as a “going concern.”

As of August 31, 2017, we had cash and cash equivalents of $670,853. We subsequently received proceeds of $2,555,176 from a private place of our equity securities and an additional $248,000 from the exercise of outstanding Series O Warrants.

We do not have any commercialized products, have not generated any revenue since inception and have sustained recurring losses and negative cash flows from operations since inception. Due to the “start-up” nature of our business, we expect to incur losses as we continue development of our products and technologies.

As of the date of filing of our most recent Form 10-K on November 22, 2017 and incorporated herein by reference, based on management’s assessment, we had sufficient cash to meet its funding requirements over the next twelve months. Currently, based upon its near term anticipated level of operations and expenditures, management believes that cash on hand should be sufficient to enable us to continue operations through November 2018.. In view of these conditions, our ability to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on our to obtain necessary financing to fund ongoing operations. Our consolidated financial statements do not give effect to any adjustments which will be necessary should we be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the consolidated financial statements accompanying our most recent Form 10-K and incorporated herein by reference..

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We have experienced and continue to experience negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment. We expect that we will need to raise substantial additional capital to accomplish our business plan over the next several years. We expect to seek additional funding through private equity or convertible debt. If adequate funds are not available on reasonable terms, or at all, it would result in a material adverse effect our business, operating results, financial condition and prospects. In particular, the Company may be required to delay; reduce the scope of or terminate its research and development programs; sell rights to its SolarWindow™ technology and/or MotionPower™ technology, or other technologies or products based upon these technologies; or license the rights to these technologies or products on terms that are less favorable to us than might otherwise be available.

Even if financing is available to us, because we cannot currently estimate the amount of funds or time required to commercialize our technologies, we may secure less funding than is actually required to effectuate our business plan.

We are currently in the advanced stages of our research and early stages of product development and have come to the point where larger, faster, and more precise equipment is necessary for development to continue and to be able to come to market with a commercially viable product; however, we cannot accurately predict the amount of funding or the time required to successfully commercialize the SolarWindow™ technology. The actual cost and time required to commercialize these technologies may vary significantly depending on, among other things, the results of our research and product development efforts; the cost of developing, acquiring, or licensing various enabling technologies, changes in the focus and direction of our research and product development programs; competitive and technological advances; the cost of filing, prosecuting, defending and enforcing claims with respect to patents; the regulatory approval process; process manufacturing; marketing and other costs associated with commercialization of these technologies. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business plan.

We may compete for the time and efforts of our officers and directors.

Certain of our officers and directors are also officers, directors, and employees of other companies, and we may have to compete with the other companies for their time, attention and efforts. Except for Mr. John A. Conklin, our President and Chief Executive Officer, Chief Financial Officer and a director, none of our directors anticipate devoting more than approximately five percent of their working time to Company matters.

The success of our research and development activities is uncertain. If such efforts are not successful, we will be unable to generate revenues from our operations and we may have to cease doing business.

Commercialization of the SolarWindow™ technology will require significant further research, development and testing as we must ascertain whether the SolarWindow™ technology can form the basis for a commercially viable technology or product. If our research and development fails to prove commercial viability of the SolarWindow™ technology, we may need to abandon our business model and/or cease doing business, in which case our shares may have no value and you may lose your investment. We anticipate we will remain engaged in development through at least December 2018.

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The development of the SolarWindow™ technology is subject to the risks of failure inherent to the development of any novel technology.

Ultimately, the development and commercialization of the SolarWindow™ technology is subject to a number of risks that are particular to the development and commercialization of any novel technology. These risks include, but are not limited to, the following:

•	our research and development efforts may not produce a commercially viable product;
•	we may fail to maintain license rights to the SolarWindow™ technology (or any of its derivatives);
•	we may fail to develop, acquire, or license various enabling technologies that may be integral to the commercialization of the SolarWindow™ (or any of its derivatives);
•	we may fail to integrate our process into an industrial setting for the manufacturing of SolarWindow™ Products;
•	the SolarWindow™ technology (or any of its derivatives) may ultimately prove to be ineffective, unsafe or otherwise fail to receive necessary regulatory approvals;
•	the SolarWindow™ technology (or any of its derivatives), even if safe and effective, may be difficult to manufacture on a large scale or be uneconomical to market;
•	our marketing license or proprietary rights to products derived from the SolarWindow™ technology may not be sufficient to protect our products from competitors;
•	the proprietary rights of third parties may preclude us or our collaborators from making, using or marketing products utilizing the SolarWindow™ technology; or,
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third parties may market superior, more effective, or less expensive technologies or products having comparable performance and appearance characteristics to the SolarWindow™ coatings (or any of its derivatives).

If we ultimately do not obtain the necessary regulatory approvals for the commercialization of the SolarWindow™ technology, we will not achieve profitable operations and your investment may be lost.

In order to commercialize the SolarWindow™ technology, we may need to obtain regulatory approval from various local, state, federal or international agencies. At this time, we do not have a product to be submitted for regulatory approval. The process for obtaining such regulatory approvals may be time consuming and costly, and there is no guaranty that we will be able to obtain such approvals. The failure to obtain any necessary regulatory approvals could delay or prevent us from achieving revenue or profitability, which could result in the total loss of your investment.

Our ability to operate profitably is directly related to our ability to develop, protect and perfect rights in and to our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure, know-how, copyright and patent law to protect our SolarWindow™ technology, which may afford only limited protection.

We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity, scope or enforceability of our proprietary rights. Any such claims could be time consuming, result in costly litigation, or force us to enter into royalty or license agreements rather than dispute the merits of such claims, requiring us to pay royalties and/or license fees to third parties. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part and this could diminish or extinguish protection for any technology we may license or may adversely affect our ability to fully commercialize our technologies.

We generally require our subsidiaries and our employees, consultants, advisors and collaborators to execute appropriate agreements with us, regarding the confidential information developed or made known to such persons during the course of their engagement by us. These agreements provide that any proprietary technologies developed during such engagement are owned by us and that confidential information pertaining to such technologies will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements also provide for the assignment to us by any such person of any patents issued with respect to any such technologies. If these provisions are breached, we may not be able to fully perfect our rights to the technologies in question, and in some instances, we may not have an appropriate remedy available for the damages that we may incur as a result of any such breach.

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We may be accused of infringing the intellectual property rights of others.

We cannot guarantee that we will not become the subject of infringement claims or legal proceedings by third parties with respect to our current or future technology developments. Any such claims could be time consuming, result in costly litigation and could ultimately lead to a determination that the SolarWindow™ technology, or any of its derivatives, infringe on a third party's patent rights.

If we fail to obtain additional licenses in the future required to maintain our rights to market products developed, if any, we may need to curtail or cease operations.

We may not retain all rights to developments, inventions, patents and other proprietary information resulting from any collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, we may be required to license such developments, inventions, patents or other proprietary information from such third parties, possibly at significant cost to us. Our failure to obtain and maintain any such licenses could have a material adverse effect on our business, financial condition and results of our operations. In particular, the failure to obtain a license could prevent us from using or commercializing our technology.

Compliance with environmental regulations, or dealing with harmful or hazardous materials involved in our research and development, may require us to divert our limited capital resources.

Our research and product development programs does involve the handling of chemicals. These chemicals have the potential to be harmful or hazardous. Accordingly, we may become subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of dangerous and hazardous materials. If violations of environmental, and/or safety & health laws or standards occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our business, financial condition and results of operations. We may violate environmental, and/or safety & health laws or standards in the future as a result of human error, equipment failure or other causes. Environmental, and safety & health laws and standards could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We may be subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, harmful or hazardous material storage, or chemical handling might require an unplanned capital investment or relocation of our research or product development programs. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations. We do not have any insurance coverage with respect to damages or liabilities we may incur as a result of these activities.

In seeking to acquire or develop technologies, we are operating in highly competitive markets and our competitors have several competitive advantages over us.

Our commercial success will depend on our ability to compete effectively in product development areas such as, but not limited to, building integration, safety, efficacy, ease of use, customer compliance, price, marketing and distribution. Our competitors may succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive. The alternative and renewable energy industry is characterized by intense competition, rapid product development and technological change. Most of the competition that we encounter is expected to come from companies, research institutions and universities who are researching and developing technologies and products similar to, or are competitive with, any technology we may develop.

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These companies have several competitive advantages, including:

•	significantly greater name recognition;
•	established relations with customers;
•	established distribution networks;
•	more advanced technologies and product development;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products;
•	significantly greater financial and human resources (HR) for product development, sales and marketing, and
•	the ability to endure potentially prolonged patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

Any products developed from our SolarWindow™ technology will face competition from other companies producing solar power and/or energy harvesting or storage products.

The solar power market is intensely competitive and rapidly evolving. The energy harvesting market is not well-defined, immature, and evolving with uncertainty. When, or if, this market matures, it may also be intensely competitive.

Our competitors are better capitalized, have established market positions, and if we fail to attract and retain customers and establish a successful distribution network for our solar products, we may be unable to achieve adequate sales and market share. There are a number of major multi-national corporations that produce solar power and alternative energy products, which may be competitive with those that we are seeking to develop, including Heliatek, Dyetec Solar, Dysol, Solarmer Energy, BP Solar, Kyocera, Sharp, GE, Mitsubishi, Solar World AG and Sanyo, Eight19, Ubiquitous Energy, Oxford Photovoltaics, ONYX Solar, among others. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power and alternative energy technologies that may have a cost basis similar to, or lower than, our SolarWindow™ Product projected costs.

Technological changes could render our products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Our failure to refine or advance our technologies, and to develop and introduce new products could cause our products to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. The alternative and renewable energy industry is rapidly evolving and highly competitive. We will need to invest significant financial resources in research and product development to keep pace with technological advances in the industry and to compete in the future; we may be unable to secure such financing. We believe that a variety of competing solar and alternative or renewable energy technologies may be in development by other companies that could result in lower manufacturing costs and/or higher product performance than those expected for our products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of products.

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To the extent we are able to develop and commercialize products based upon or derived from the SolarWindow™ technology, if such products do not gain market acceptance, we may not achieve sales and market share.

The development of a successful market for our products may be adversely affected by a number of factors, some of which are beyond our control, including:

•	customer acceptance of our products;
•	our failure to produce products that compete favorably against other alternative or renewable energy and solar-photovoltaic power products on the basis of cost, quality, reliability, and performance;
•	our failure to produce products that compete favorably against conventional energy sources and distributed-generation technologies on the basis of cost, quality and performance;
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our failure to qualify for and secure government grants, tax incentives and any other financial subsidies that may be available to consumers for the implementation of alternative or renewable energy technologies such as solar systems at such time as our products become available for commercial sale, and which potential customers for our products may reasonably expect; and

•	our failure to develop and maintain successful partnerships with manufacturers, distributors, and other resellers, as well as strategic partners.
•	if our products fail to gain market acceptance, we will be unable to achieve sales and market share

If organic solar photovoltaic harvesting technologies are not suitable for widespread adoption or sufficient demand for such products does not develop or takes longer to develop than we anticipate, we may not be able to profitably exploit the SolarWindow™ technology.

The market for OPV solar-energy related products is emerging and rapidly evolving, and the market for energy harvesting products is generally unproven and not yet established. The success of products for these markets is uncertain.

If our SolarWindow™ OPV solar power or energy harvesting technologies prove unsuitable for widespread commercial deployment or if demand for such power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for such products in the particular markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of organic solar photovoltaic light energy capture and conversion products, including:

•	cost-effectiveness of such technologies as compared with conventional and competitive alternative energy technologies;
•	performance and reliability of such products as compared with conventional and competitive alternative energy products;
•	success of other alternative or renewable energy technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and solar thermal technologies;
•	public concern regarding energy security, the potential risks associated with global warming, the environmental and social impacts of fossil fuel extraction and use;
•	fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative or renewable energy sources;
•	fluctuations in the prices of oil, coal and natural gas;
•	capital expenditures by customers, which tend to decrease when domestic or foreign economies slow;
•	continued deregulation of the electric power industry and broader energy industry initiatives; and
•	availability of government subsidies and incentives.

Our growth and success, and that of the SolarWindow™ technologies and products, depends on our ability to develop new products and services and adapt to market and customer needs.

The sectors in which we operate experience rapid and significant changes due to the introduction of innovative technologies. Introducing new technology products and innovative services, which we must do on an ongoing basis to meet customers' needs, requires a significant commitment to research and development, which may not result in success. The company is pre-revenue and may suffer if it invests in technologies that do not function as expected or are not accepted in the marketplace; its products, systems or service offers are not brought to market in a timely manner; or products become obsolete or are not responsive to our customers' needs or requirements.

Our business model and strategy involves growth through acquisitions, joint ventures and mergers that may be difficult to execute.

Our business model and strategy involves growth through acquisitions, joint ventures and mergers. External growth transactions are inherently risky because of the difficulties that may arise in integrating people, operations, technologies and products, and the related acquisition, administrative and other costs.

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We are dependent upon hiring and retaining highly qualified management and technical personnel.

Competition for highly qualified management and technical personnel is intense in our industry. Future success depends in part on our ability to hire, assimilate and retain engineers and scientists, sales and marketing personnel, and other qualified personnel, especially in the area of OPV with focus in our SolarWindow™ technologies and products. A key risk is our ability to anticipate their needs for certain key competences and to implement HR solutions to recruit or improve these competences. We believe that three key competences required in the near term are a PhD OPV Scientist, Coatings Process Engineer, and a Chief Financial Officer.

We may be the subject of product liability claims and other adverse effects due to defective products, design faults or harm caused to persons and property.

Despite our development, testing, fabrication, and quality procedures, SolarWindow™ products might not operate properly or might contain design faults or defects, which could give rise to disputes in respect of its performance, giving rise to liability. Product liability related to defective products could lead to a loss of revenue, claims under warranty, and legal proceedings. Such disputes could result in a fall-off in demand or harm our reputation for product performance, safety, and/or quality.

Our SolarWindow™ technology and products will be subject to environmental, occupational safety & hygiene, Underwriter laboratory, electrical codes, and other state and federal, European Union (EU), and other Country regulations.

Our SolarWindow™ technologies and products will be subject to extensive and increasingly stringent environmental, occupational safety & health, Underwriter Laboratory, electrical codes, and other state and federal, EU laws, regulations, and standards (“Laws & Regulations”). There can be no guarantee that we will not be required to pay significant fines or compensation as a result of past, current or future breaches of Laws & Regulations. This exposure exists even if we are not responsible for the breaches, in cases where they were committed in the past by companies or businesses that were not part of ours that may be exposed to the risk of claims for breaches of these Laws & Regulations. Such claims could adversely affect our financial position and reputation, despite the efforts and investments made to comply at all times with all applicable Laws & Regulations. If we fail to conduct our business in full compliance with the applicable Laws & Regulations, the judicial or regulatory authorities could require us to conduct investigations and/or implement costly curative measures.

Our business faces significant financial risks related to interest rate, State & Federal subsidies, modified accelerated cost recovery system, taxes, depreciation, etc.

Our Power, and Financial and Revenue Modeling and Estimates (the “Model”) are exposed to risks associated with the effect of changing interest rates, State & Federal subsidies, modified accelerated cost recovery system (MACRS), taxes, depreciation, renewable energy tax credits, etc. risk. These risks affect borrowings; return on investment (ROI), internal rate of return (IRR) or economic rate of return (ERR), etc. and the ability to borrow or raise capital to secure deployment funding. If any of these Financial and Revenue Modeling and Estimation parameters fail to exist, cease to be available, or diminish in any way, our Financial and Revenue Modeling and Estimates may not be accurate or reveal profitability, or favorable ROI and/or IRR necessary for SolarWindow™ technology or related product deployment.

Our financial model may prove to be inaccurate and our SolarWindow™ technology or related products may not be cost effective.

Although our independently verified Model has shown that our SolarWindow™ technology can provide a one-year payback, it is based upon a number of assumptions that may not prove accurate. If the Model is inaccurate our SolarWindow™ technology or related product may not provide potential customers with sufficient ROI to be a cost effective alternative to other available competing products.

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An increase in raw material prices could have negative consequences on our long-term profitability.

We face exposure to fluctuations in energy, raw materials, chemicals, and glass and plastic film prices. If we are not able to hedge, compensate or pass on our increased costs through a supply-chain or to customers, this could have an adverse impact on its financial results and stability, and deployment of SolarWindow™ technologies or products.

We lack sales and marketing experience and will likely rely on third party marketers.

We have limited experience in sales, marketing or distribution of photovoltaic and energy capture and conversion, and generating products. We expect to market and sell or otherwise commercialize the SolarWindow™ technology (or any of its derivatives) through distribution and supply-chain channels, co-marketing, co-promotion or licensing arrangements with third parties. Therefore, any revenues received by us will be dependent on the efforts of third parties. If any such parties breach or terminate their agreements with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of the SolarWindow™ technology (or any of its derivatives) would be delayed or terminated, which would adversely affect our ability to generate revenues and our profitability.

Risks Related To Ownership of Our Common Stock and This Offering

The trading price of our common stock historically has been volatile and may not reflect its actual value.

The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic our control. In recent years, broad stock market indices in general, and smaller capitalization companies in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock. In addition, the sale of our common stock into the public market upon the effectiveness of this registration statement could put downward pressure on the trading price of our common stock.

Our common stock is a penny stock and is not traded on a national securities exchange, therefore you may find it difficult to sell the shares of our common stock you acquire in this offering.

Our common stock is traded on the OTCQB. The OTCQB is viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of our common stock.

Additionally, our common stock is subject to regulations of the SEC applicable to “penny stock.” Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 501(c) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

In addition, the penny stock regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

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Kalen Capital Corporation (“KCC”), a private corporation solely owned by Mr. Harmel S. Rayat, a former officer and director and director of ours, beneficially owns approximately 61% of our issued and outstanding stock when giving effect to derivative securities owned by KCC. This ownership interest may preclude you from influencing significant corporate decisions.

As of December 31, 2017, Kalen Capital Holdings LLC, a wholly owned subsidiary of KCC, a private corporation solely owned by Harmel S. Rayat, beneficially owned approximately 27,344,833 shares (inclusive of 8,279,902 shares issuable upon exercise of outstanding warrants, conversion of the Convertible Note and the exercise of the warrants included upon conversion thereof), or approximately 61%, of our outstanding common stock, on a fully diluted basis. As a result, Mr. Rayat is able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat's interests may be different from yours. For example, he may support proposals and actions with which you may disagree or which are not in your interest. This concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and directors in office, or support or reject other management and Board proposals that are subject to stockholder approval, such as the adoption of employee stock plans and significant unregistered financing transactions.

Although our common stock is currently quoted on the OTCQB, if we do not meet or comply with the recent changes to the OTCQB our shares may be delisted from the OTCQB and would likely be traded on the OTC Pink (aka the Pink Sheets).

Although our common stock is currently quoted on the OTCQB, effective as of May 1, 2014, the OTC Markets Group Inc. changed its rules for OTCQB eligibility. To be eligible for OTCQB, companies will be required to:

•	Meet a minimum bid price test of $0.01. Securities that do not meet the minimum bid price test will be downgraded to OTC Pink;
•	Submit an application to OTCQB and pay an application and annual fee; and
•	Submit an OTCQB Annual Certification confirming our Profile displayed on www.otcmarkets.com is current and complete and providing additional information on officers, directors, and controlling shareholders.

In the event we do not submit an annual certification and pay the fee our common stock will likely be downgraded to the OTC Pink, which could adversely affect the market liquidity of our common stock.

We are not subject to compliance with rules requiring the adoption of certain corporate governance measures, which may limit the protections shareholders have against related party transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

Because a minority of our directors are independent, we do not currently have independent audit, or compensation committees. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our shareholders without protections against related party transactions, conflicts of interest and similar matters.

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There are options to purchase shares of our common stock currently outstanding.

As of the date of this prospectus we have granted options to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 3,111,334 shares of our common stock. The exercise prices of these options range from $2.70to $5.94 per share. The options contain cashless exercise provisions. If issued, the shares underlying these options would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

There are warrants to purchase shares of our common stock currently outstanding.

As of the date of this prospectus we have issued warrants to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 2,910,850 shares of common stock with exercise prices ranging from $2.34 to $4.00 per share. See Note. 4 to the Financial Statements. Each of the Company’s warrants outstanding entitles the holder to purchase one share of the Company’s common stock for each warrant share held. Other than the Series P Warrants, all of the following warrants may be exercised on a cashless basis. If issued, the shares underlying these warrants would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

There is a convertible note in the principal amount of $3,000,000 (the “Convertible Note”) currently outstanding that, if converted, may require us to issue additional shares of our common stock and warrants to purchase our common stock.

On October 7, 2013, we issued the Convertible Note evidencing a loan made to us by KCC. Pursuant to the terms of the Convertible Note, as amended by the Amended BLA, KCC may elect, in its sole discretion, to convert all or any portion of the outstanding principal amount of the Loan, and any or all accrued and unpaid interest due thereon, into Units, with each Unit consisting of (a) one share of common stock and (b) one warrant allowing KCC to purchase one share of common stock. The Units are convertible at a unit price equal to the lesser of (1) $1.37, or (2) seventy percent of the 20 day average closing price of the Common Stock as quoted on the OTCQB as of the last trading date prior to the date of exercise, subject to a floor of $1.00. The exercise price of each warrant will be equal to sixty percent of the 20 day average closing price of our common stock as quoted on the OTCQB as of the last trading date prior to the date of exercise, subject to a floor of $1.00 (all share prices will be rounded to the nearest cent). The warrant is exercisable for a period of five years from the date of issuance and contains a provision allowing the holder to exercise the warrant on a cashless basis as further set forth therein.

We have entered into registration rights agreements with KCC requiring us to register for resale shares owned by KCC. If we fail to timely file the registration statements we will be obligated to issue additional shares of our common stock to KCC.

On October 7, 2013, as part of the bridge loan made to us by KCC we entered into a registration rights agreement with KCC pursuant to which we agreed to file such number of registration statements as required to register for resale with the SEC all the shares owned by KCC as of October 7, 2014, including all shares issuable upon conversion of any warrants then owned by KCC. As part of the Amended BLA we agreed to include all shares issuable upon exercise of the Series J Warrant, Series K Warrant and the warrant issuable upon exercise of the Convertible Note as part of the Registration Rights Agreement. If we fail to timely file the registration statements we will be obligated to issue additional shares of our common stock to KCC. In the event the we fail to file a registration statement in the time period required, we will issue to KCC additional shares of our common stock equal to 5% of the shares of our common stock that were to be registered for every thirty day period for which we fail to file such registration statement, subject to proration for any portion of such thirty day period and up to a maximum number of shares of our common stock equal to 25% of the number of shares of our common stock that were to be registered. Additionally, in the event we fail to cause a registration statement to be declared effective within ninety days from the date of filing, we will issue to KCC additional shares of our common stock equal to 2.5% of the shares of our common stock that were to be registered for every thirty day period for which we fail to cause the SEC to declare such registration statement effective, subject to proration for any portion of such thirty day period and up to a maximum number of shares of our common stock equal to 10% of the number of shares of common stock included in such registration statement.

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There are loans in the principal amount of $3,600,000 outstanding that we do not currently have the funds to repay.

In addition to the Convertible Note, on March 4, 2015, we entered into a bridge loan agreement with 1420468 Alberta Ltd. (which has since been merged with and into KCC) pursuant to which they lent us the principal amount of $600,000 at an annual interest rate of 7% through December 31, 2017. On November 3, 2017, KCC agreed to extend the maturity date of the Convertible Note and bridge loan to December 31, 2019. We do not currently have sufficient funds to repay these loans.

We may issue preferred stock which may have greater rights than our common stock.

Our Articles of Incorporation allow our Board of Directors (the “Board”) to issue up to 1,000,000 shares of preferred stock. Currently, no shares of preferred stock are issued and outstanding. However, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from the holders of our common stock. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing it to be converted into shares of common stock, which could dilute the value of our common stock to then current stockholders and could adversely affect the market price, if any, of our common stock.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on a registered national exchange, such exchange's rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our failure to adequately comply with any of these laws, regulations, standards or rules may result in substantial fines or other penalties and could have an adverse impact on our ongoing operations.

Because we do not intend to pay dividends for the foreseeable future you should not purchase our shares if you are seeking dividend income.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

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DESCRIPTION OF OUR BUSINESS AND PROPERTY

Background

We were incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.” On December 2, 2008, we amended our Articles of Incorporation to effect a change of name to New Energy Technologies, Inc. Effective as of March 9, 2015, we amended our Articles of Incorporation to change our name to SolarWindow Technologies, Inc.

We are exclusively focused on the commercialization, continued development and refinement of, and the marketing of our SolarWindow™ technology including, but not limited to, the development and design of, and the bringing to market of, products derived from our SolarWindow™ technology.

At the time of this filing, our proprietary patent-pending SolarWindow™ see-through (“transparent”) electricity-generating coatings are the subject of sixty (60) U.S. and international patent filings.

Our SolarWindow™ technology provides the ability to harvest light energy from the sun and artificial sources and generate electricity from a transparent, coating of organic photovoltaic (“OPV”) solar cells, applied to glass and plastics, thereby creating a “photovoltaic” effect. Photovoltaics are best known as a method for generating electric power by using solar cells to convert energy from the sun into a flow of electrons. Typically, conventional PV power is generated by making use of solar modules composed of a number of cells containing PV and electricity-conducting materials. These materials are usually opaque (i.e., not see-through) and only effectively generate electricity with sun light, Our researchers have replaced these materials with compounds that allow our SolarWindow™ technology to remain see-through or “transparent,” while generating electricity when exposed to either sun or artificial light.

Initially being developed for application on glass surfaces, SolarWindow™ could potentially be used on any of the more than eighty-five (85) million commercial and residential buildings in the United States alone.

We are continuing commercialization, continued development and marketing process directly through joint venture agreements with private entities and, in part, under the auspices of a Stevenson-Wydler Cooperative Research and Development Agreement (the “NREL CRADA”) with the Alliance for Sustainable Energy, LLC (the “Alliance for Sustainable Energy”), which is the operator of The National Renewable Energy Laboratory (“NREL”).

On August 2, 2017, we entered into a Process Integration and Production Agreement (the “PIPA Agreement”) with TriView Glass Industries, LLC (“Triview”). Triview is a glass fabricator operating a manufacturing facility in City of Industry, California. The purpose and primary goals of the agreement are to:

•	establish commercial scale manufacturing methodologies and processes to fabricate products based on SolarWindow technologies and
•	integrate SolarWindow™ technologies into the Triview manufacturing process, to fabricate specific SolarWindow™ transparent electricity-generating glass products.

We have achieved numerous important milestones and overcome major technical challenges in the development of our SolarWindow™ technology, including the ability to generate electricity on glass while remaining transparent. This year, our SolarWindow™ transparent electricity-generating coatings on glass were successfully processed through the rigorous autoclave system for window glass lamination at a commercial window fabricator. Layered with SolarWindow™ electricity-generating liquid coatings, glass modules were subjected to the extremely high heat and pressure of autoclave equipment located at the fabricator’s facility. Despite the SolarWindow™ modules being subjected to the harsh pressure and temperature conditions, subsequent performance testing confirmed that the modules continued to produce power.

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Additionally, we have scaled-up our technology from a single solar cell – only one-quarter the size of a grain of rice – to a working array of solar cells which form a one-foot by one-foot working prototype – our largest-ever SolarWindow™.

Our technological advancements over the past two years now enable us to fabricate a pane of glass coated with our SolarWindow™ technology by simply applying our transparent, electricity-generating coatings onto glass surfaces at room temperature and pressure; this process represents a significant technical achievement which may provide a manufacturing advantage over expensive and cumbersome high temperature and high positive or negative pressure-sensitive manufacturing methods common to conventional solar photovoltaic (“PV”) manufacturing.

To advance the technical development and commercialization of our SolarWindow™ products, we are actively seeking technology and product licensing and joint venture arrangements with additional research institutions, commercial partners, and organizations with established technical competencies, market reach, and mature distribution networks in the solar PV, building-integrated PV, and alternative and renewable energy market industries.

Our Important Milestones

We have been working to further designing, testing, our SolarWindow™ technology, as well as developing a prototype of our SolarWindow™, for application to commercial flat glass in tall towers since November 2006.

To date we have achieved a number of important milestones in our development efforts, including:

•	processed our SolarWindow™ transparent electricity-generating glass modules through the rigorous autoclave system for window glass lamination at a commercial window fabricator;
•	successfully completed important freeze/thaw performance testing necessary for the commercialization of our transparent electricity-generating coatings; modules were subjected to more than 200 freeze/thaw cycles, which yielded favorable performance results of the edge sealing processes and minimal impact on the device electrical performance;
•	expanded product development and successfully applied our electricity-generating coatings onto flexible glass – as thin as a business card (only 0.1-millimeter-thick) – that is flexible enough to be bent without breaking or cracking;
•	entered into the NREL CRADA which is still in effect;
•	filed sixty (60) patent applications for our electricity-generating coating and SolarWindow™ technology development efforts;
•	expanded the use of our SolarWindow™ coatings to include two new product lines for commercial and military aircraft, and the safety and security of military pilots;
•	generated electricity on flexible plastic using novel see-through SolarWindow™ coatings;
•	developed new SolarWindow™ coatings with increased transparency and improved color;
•	produced the largest OPV device ever fabricated at NREL in the institute’s history;
•	successfully collected and transported electricity using a virtually ‘invisible’ conductive wiring system developed for SolarWindow™; and
•	completed performance tests of its transparent electricity-generating coatings for glass and flexible plastics for glass-to-glass lamination processes.

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Products Derived from our SolarWindow™ Technology

On September 16, 2010, we publicly unveiled a working four-inch by four-inch prototype of our proprietary SolarWindow™ technology. Scientists at the event powered lights on a scale-model house by exposing our transparent SolarWindow™ to artificial light from fluorescent lamps, mimicking lighting typically installed inside offices.

Researchers also repeatedly opened and closed window shades, successfully powering LED lights each time SolarWindow™ was exposed to natural light. This demonstration mimicked outdoor exposure such as sunlight on the exterior façade of commercial buildings – our initial target market and, we believe, a promising early application of the technology.

Scientists at the debut event not only demonstrated the ability to generate “voltage” to power lighting, but also revealed SolarWindowTM capacity to produce “current” necessary for powering mechanical devices and appliances. Researchers successfully powered the mechanical rotor blades of a small helicopter using only a single, small-scale SolarWindow™ prototype exposed to a solar simulator.

In February 2012, we successfully developed the largest OPV device fabricated at NREL, measuring 170cm2, approximately 14 times larger than previous devices produced at NREL. In March 2012, we, in collaboration with NREL researchers, successfully collected and transported electricity using a virtually 'invisible' conductive wiring system developed for SolarWindow™. The ability to transport electricity on glass windows while remaining transparent is especially important to the eventual deployment of an aesthetically pleasing commercial product.

On March 8, 2014, we made public never-before-seen images of our largest area, high-performance SolarWindow™ arrays. These SolarWindow™ arrays measure over 232 cm² – a significant achievement for size, improving upon our previous achievements at NREL, and produced with highly-uniform, colored tints preferred by commercial window manufacturers for installation on skyscrapers, worldwide. Among the most important criteria for developing SolarWindow™ coating applications for today's skyscrapers is providing a set of neutral colors that remain see-through and are uniform in fabrication. We revealed a record-breaking, largest-area transparent, OPV SolarWindow™ array that addresses tall-tower and commercial building glass requirements, they also bear the promise of facile scale-up capabilities and manufacturability. This SolarWindow™ array is over 35% larger than our previously-fabricated, 170 cm² working module achievement. That prior module was already 14 times larger than the then-previous largest-area OPV module for the same type device structure ever fabricated at the NREL.

In September 2014, we demonstrated SolarWindow™ electricity-generating coatings to Congress during the first ever National Lab Day on Capitol Hill. National Lab Day was cosponsored by the U.S. Department of Energy. On April 8, 2015, Engineers and research scientists at the University of North Carolina Charlotte Energy Production and Infrastructure Center (“UNCC-EPIC”) have independently reviewed and validated our proprietary Model. The Model calculates a financial payback of less than one year for our transparent electricity-generating SolarWindow™ technology. UNCC-EPIC team of engineering and science experts, who independently validated the modeling assumptions, reference data, and technical basis important to calculating our one-year financial payback period for SolarWindow™ systems. UNCC-EPIC validation also confirmed the proficiency of our methodology for modeling the performance of competing PV technologies.

In May, 2015 we announced plans to replace traditional electrical wiring connections with a simplified next-generation system for collecting the power produced by its transparent electricity-generating windows. In addition to reducing costs, ease of electrical installation will be important to window fabricators, glass installers (i.e., glaziers), electricians, and maintenance personnel. The replacement of today's cumbersome methods with our easy power connection system ('module interconnects') is also important for new construction and retrofit applications of SolarWindow™ electricity-generating window modules on skyscrapers and tall towers.

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On August 20, 2015, we featured a first-ever demonstration of our working, electricity-generating window unit, during our webcast. Webcast participants witnessed clean electricity being generated on a demonstration window unit. Its glass is tinted in a high-demand color and framed in aluminum, popular with architects and developers of commercial towers – our target market. Participants also heard us explain exactly how we plan to: generate revenue, work towards product development and getting SolarWindow ™ ready for commercial manufacturing, build shareholder value, expand our name recognition and branding plans, increase investor outreach, engage media, and outlined important next steps for commercialization and bring SolarWindow™ products to market.

On May 17, 2017, we featured the successful processing of our SolarWindow™ transparent electricity-generating coatings on glass through the rigorous autoclave system for window glass lamination at a commercial window fabricator. Layered with SolarWindow™ electricity-generating liquid coatings, glass modules were subjected to the extremely high heat and pressure of autoclave equipment located at the fabricator’s facility. Despite the SolarWindow™ modules being subjected to the harsh pressure and temperature conditions, subsequent performance testing confirmed that the modules continued to produce power.

We are currently developing seven products (collectively, the “SolarWindow™ Products”) derived from our SolarWindow™ technology:

•	SolarWindow™ – Commercial – A flat glass product for installation in new commercial towers under construction and replacement windows;
•	SolarWindow™ – Structural Glass – Structural glass walls and curtains for tall structures;
•	SolarWindow™ – Architectural Glass – Textured and decorative interior glass walls, room dividers, etc.;
•	SolarWindow™ – Residential – A window glass for installation in new residential homes under construction and replacement windows;
•	SolarWindow™ – Flex – Flexible glass and plastic films which may be applied directly to different surfaces;
•	SolarWindow™ Retrofit Veneer - Transparent, tinted, and flexible veneers that installers can apply directly on to existing, previously installed, window glass.

Currently, we are concentrating on the development and deployment of SolarWindow™-Commercial, Structural, Architectural, and Retrofit Veneer glass products.

Although our efforts have already produced early working prototypes for these applications, commercialization of the SolarWindow™ technology will require significant further product development and testing, and validation. This additional work should enable us to ascertain whether the SolarWindow™ technology can actually form the basis for a commercially viable technology or product.

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Our commercialization pathway has led us to the PIPA Agreement with Triview, pursuant to which we are seeking to achieve the following goals:

•	the establishment of commercial scale manufacturing methodologies and processes to fabricate products based on SolarWindow technologies and
•	the integration of our SolarWindow™ technologies into the Triview manufacturing process, to fabricate specific SolarWindow™ transparent electricity-generating glass products.

In addition to SolarWindow™-Commercial, Structural, and Architectural products, we are also developing SolarWindow™ Retrofit Veneer products as transparent, tinted, flexible and rigid veneers that installers can apply directly over top of existing windows. This expanded product line broadens our market reach beyond new and replacement installations, to include windows currently installed on the estimated five million commercial buildings constructed in the U.S. alone. As noted, the SolarWindow™ Retrofit Veneer products will be developed concurrently with the other SolarWindow™ products currently under development.

Our Industry and Market Opportunity

Overview

Global energy consumption is expected to increase 53% from 2008 to 2035, according to the Energy Information Administration, and domestic electricity prices have been rising as a consequence of the increased cost of conventional electricity generation fuels and the easing of price caps in some states.

From a total glass market perspective, the world demand for flat glass was estimated to be approximately 8.3 billion square meters. The global flat glass market was estimated to be worth approximately $8.3 billion in 2016. Importantly, the global market value of fabricated flat glass was estimated to exceed approximately $100 billion for 2016.

America is the world’s largest consumer of electricity, according to the U.S. Energy Information Administration, with nearly 70% of the nation’s electricity generated by coal and natural gas; 50% of the total U.S. electrical generation relies on coal, a fossil fuel. The environmental impact and rising costs of these non-renewable fuels, along with the potential doubling of global electricity consumption in the coming years, illustrate the need for more creative, sustainable methods for generating electrical power. A forecast of US electricity demand shows an expected increase is usage of 40% by 2032.

We believe our products uniquely address a growing market opportunity for technologies able to generate sustainable electricity. Rising energy costs, increasing electricity consumption, and the need for a cleaner alternative to today’s non-renewable energy sources, all contribute to the growing demand for clean, renewable alternative energy sources. Renewable energy, especially solar and wind has reached a key tipping point whereby many renewable energy projects may compete directly with fossil fuel power plants without the need for subsidies. Legislation or fiscal support may no longer be needed to expand renewable energy.

The Market Opportunity for our SolarWindow™ Technology and Products

Based on initial market research, there are no commercially marketed OPV see-through glass windows similar to our SolarWindow™ device technology capable of generating electricity, available for sale in the United States. We believe our SolarWindow™ technology and products could be uniquely positioned as first-to-market, if commercially launch is timely.

Unprecedented levels of government initiatives, heightened residential demand for green construction, and improvements in sustainable materials are driving green building. Because buildings account for almost 50% of the energy consumed in developed countries, governments are putting increased focus on legislation and policies to improve their energy efficiency, according to the United States Environmental Protection Agency. In North America, initiatives such as the environmental building rating system (LEED) run by the U.S. Green Building Council are helping to transform the market for added-value glazing, and this trend is expected to continue. We anticipate similar opportunities in Europe, through the development of a European Union-wide energy labeling system for windows.

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Our SolarWindow™ Products are under development for application to glass surfaces in such buildings, often referred to as “architectural flat glass” and “fabricated glass products.” In 2010, an industry report on flat glass by Pilkington, a major global glass manufacturer, noted that the ten largest cities in the United States had more than 444 million square feet of architectural glass. We do not believe that number has diminished over the past seven years; rather, we believe that this market is growing in volume, with global growth reported to be approximately 4-5% annually, with Europe, China and North America accounting for over 70% of global demand, according to the same report. Market research reports estimated the global flat glass market to be worth approximately $8.3 billion in 2016.

Our Competitive Strengths

We believe that the following strengths of our SolarWindow™ technology should enable us to compete successfully in the alternative energy industry:

•	our products are unique solutions for generating sustainable electricity on glass and flexible materials;
•	we believe that there are no commercially-available transparent OPV products for sale that directly compete with our technologies and products, and therefore, SolarWindow™ products may be positioned as ‘first-to-market;’
•	our products have unique characteristics, not easily achievable by other companies or their renewable energy technologies. Our SolarWindow™ Products generate electricity while remaining transparent, and are able to produce electricity from natural sunlight and artificial light;
•	our SolarWindow™ Products are designed for application on the glass facades of commercial skyscrapers and are not confined to installation on limited rooftop space. The installation of typical roof-rack PV modules is often constrained by limited roof-top areas on commercial skyscrapers. In contrast, our SolarWindowTM Products are being designed to be applied to the entire glass façades of skyscrapers.
•	the electricity generated by our technologies is compatible for use with existing energy infrastructure for generating useable electricity. Our SolarWindow™ products are under development for seamless applications and integration for use in order to avoid burdening potential customers with special energy management systems;
•	SolarWindow™ transparent electricity-generating technology repurposes passive windows as energy generators;
•	our SolarWindow™ Products are being designed to be attractive, ‘active’ and completely silent energy producing product that addresses a growing energy demand;
•	our SolarWindow™ Products are anticipated to have a low price point may help deliver greater energy cost savings when compared to alternatives;
•	our SolarWindow™ Products are being designed and developed for high volume and speed production using lower-cost manufacturing processes and methods; and
•	our market strategy focuses on deployment using glass fabrication companies in an existing large global market with total glass market focus (Annealed & Tempered Glass, Glass Fabrication Processing, and Glazing Installation).

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Our Business Strategy

Our goal is to complete the product development phase for our SolarWindow™ technologies and then, to the extent warranted, work towards commercial launch of SolarWindow™ Products. Key elements of our business strategy include:

•	partnering with window and glass companies that are capable of building SolarWindow™ Products that meet our performance, aesthetics; and strict environmental, energy, and budget specifications;
•	partnering with research institutions, product development firms, and others with proven technology expertise. We are currently working with scientists at NREL for the ongoing development of our SolarWindow™ Products. We will seek to engage additional firms and institutions with important technical and product development competencies as needed;
•	identifying partnerships for technology out-licensing and in-licensing opportunities. We are actively engaged in identifying potential industry or commercial partnerships for the out-licensing of our technologies, or, if warranted, the in-licensing of certain enabling technologies that could help accelerate our product development programs by reducing our need for internal research and development;
•	fostering commercial partnerships and joint ventures with industry partners. We are continuously working to develop commercial partnerships and joint ventures with third-parties, which could help us accelerate the development of our sales and distribution pipeline for any products which we develop;
•	developing pricing and power production models that capitalize on available energy subsidies in order to make our products affordable and attractive to end-users. In developing pricing strategies for any products we are able to develop, we would seek to provide our potential customers with access, to the extent available, to various subsidies, government incentives, tax credits, and other related financial mechanisms;
•	developing cost-effective, efficient, and strategic facility planning for supply-chain management and manufacturing processes. Our SolarWindow™ technology and Products would require manufacturing systems and supply-chain management expertise. We have begun to strategize and work towards addressing these needs in a cost-effective and efficient manner. In August, 2017, we signed PIPA Agreement with TriView one of the primary goals of which is to develop such manufacturing processes;
•	identifying and potentially acquiring strategic technologies and/or companies that compliment SolarWindow. We are actively engaged in identifying technologies which may be strategic and/or complementary to our SolarWindow™ and/or MotionPower™ technologies for potential acquisition;
•	raising capital in new, engaging, and innovative ways in order to continue execute on, and potentially accelerate, our path to commercialization and building shareholder value;
•	formalizing strategic relationships and partnerships with glass, energy, architectural and engineering, building and construction industries that can assist us with commercial and market outreach;
•	working with strategic partners to design and build SolarWindow™ products and processes that can assist with commercial production; and
•	identifying and developing additional applications and markets for our SolarWindow™ products.

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Competition for SolarWindow™ Technology and Products

The solar PV industry is highly competitive and such competition is increasing as participants in the industry keeps growing. Although we are not aware of other products utilizing technology substantially similar to our SolarWindow™ technology, numerous solar cell technologies have been developed, or are being developed, by a number of companies.

Such technologies include, but are not necessarily limited to, the use of organic materials, advanced crystalline silicon thin film concepts, amorphous silicon, cadmium telluride, copper-indium-gallium-selenide, titanium dioxide, and copper indium di-selenide, and others to generate electricity from the sun’s light. Given the time, investment and advances in manufacturing technologies, any of these competing technologies may achieve lower manufacturing costs, superior performance, or greater market acceptance than our SolarWindow™ technology product, currently under development.

We face competition from many companies, major universities and research institutions in the United States and abroad. Many of our competitors have substantially greater resources, experience in conducting research, experience in obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities name recognition and production capabilities. We will face competition from companies marketing existing products or developing new products which may render our technologies (and products) obsolete.

The descriptions of the products and technologies being developed or marketed by our competitors listed below have been taken from publicly available documents or reports filed by these companies:

•	Ubiquitous Energy is a company that began at the Massachusetts Institute of Technology and is initially moving toward the electronics (tablet & E-reader, cell phone) market. Their first product seems to be a very clear, high VLT, low efficiency charging system for the electronics market;
•	Solarmer is developing organic photovoltaic or OPV technology, targeting portable power, off-grid power, and building integrated photovoltaics (BIPV) markets. Solarmer will utilize its materials, devices, and roll-to-roll process technology to manufacture OPV modules with strategic partners throughout the world. Solarmer sells and provides OPV modules to product developers and system integrators who will integrate them into various products;
•	ONYX Solar is a new type of solar company, while they are not an OPV material company, the company is considered a competitor in the space for generating power under low light conditions. Their current technology is mixture of semitransparent amorphous Si, Crystalline Si and possibly Copper, Indium, Gallium, Selenide (CIS or CIGS) and is also working on OPV. They are currently in production, and are generating revenue; and
•	Sharp Corporation has developed mass-production technology for stacked triple-junction thin-film solar cells by turning a conventional two-active-layer structure (amorphous silicon plus microcrystalline silicon) into a triple-junction structure with amorphous silicon (two active layers) and microcrystalline silicon (single active layer).

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These companies may have numerous competitive advantages, including:

•	significantly greater name recognition;
•	established distribution networks;
•	more advanced technologies and product development;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	processes that are operational and manufacturing prototype or final products;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products; and
•	significantly greater financial and human resources for product development, sales and marketing, and patent litigation.

Our commercial success will depend on our ability and the ability of our licensee or sub-licensees, if any, to compete effectively in product development areas such as, but not limited to: safety, price, marketing and distribution.

If our competitors were to succeed in developing products that are more effective than our SolarWindow™ technology, some or all of our SolarWindow™ Products could be rendered obsolete and non-competitive. Accordingly, in addition to our research and development efforts, we have undertaken a public relations, advertising, and market access outreach programs designed to establish our “brand” name recognition early on in our corporate development; we intend to continue to develop and market our brand name pending commercialization of products, if any, we may derive from our research and development efforts. We believe our strategy ultimately will facilitate the marketing, distribution and public acceptance of any products we may derive from our research and development efforts if and when regulatory approval is received.

Competition with respect to our technologies is and will be based, among other things, on safety, reliability, availability, price, marketing, distribution and patent position. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technology development and commercial sales. Another important factor will be the timing of market introduction of any SolarWindowTM products we develop. Accordingly, the speed with which we can develop our SolarWindow™ products, complete safety approvals processes and ultimately supply commercial quantities of any products we develop to the market is expected to be an important competitive factor.

Proprietary Assets

SolarWindowTM Technology

Our SolarWindow™ technology is the subject of sixty (60) US and International patent filings.

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Government Regulation

Our SolarWindow™ technology may be subject to certain government regulations and standards. Our ability to remain viable will depend on favorable government decisions at various stages of the technology’s development by various agencies. From time to time, legislation is introduced that could significantly change the statutory or regulatory provisions governing our research and product development processes, as well as approval of the manufacturing and marketing of any products derived from such research and development activities.

The production and marketing of SolarWindow™ technology derived products would be subject to existing and future safety & health regulations and standards.

Current safety & health requirements and standards for electrical products can include, but may not be limited to, Occupational Safety and Health Administration regulations, National Electrical Code as approved as an American National Standard by the American National Standards Institute or ANSI/NFPA-70, certification by Underwriters Laboratories and the Society of Automotive Engineers, and compliance with local building codes. These regulations are subject to change, and our ability to remain viable is contingent upon successfully satisfying regulatory requirements as stipulated by these agencies and/or others as the development of our SolarWindow™ technology evolves.

Employees

As of August 31, 2017, we had three full time employees, Mr. John A. Conklin, President and Chief Executive Officer and Chief Financial Officer; Dr. Scott Hammond, Principal Scientist and Briana Erickson, Manager of Business Operations & Communication.

Office Facilities

Our corporate office is located at 10632 Little Patuxent Parkway, Suite 406, Columbia, Maryland 21044. Rent for this office space is $1,165 per month.

Legal Proceedings

We are not party to nor are we aware of any material pending lawsuit, litigation or proceeding.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell the common stock issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

This reoffer prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds from the sale of the shares of common stock registered pursuant to this reoffer prospectus. To the extent that we receive any funds from the exercise of options issued to the Selling Stockholders, such funds will be used to fund the development of our SolarWindow™ Technology and for working capital and general corporate purposes.

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SELLING STOCKHOLDERS

The Selling Stockholders named in this reoffer prospectus are offering up to 732,578 shares of our common stock through this reoffer prospectus, representing shares that have been issued to the Selling Stockholders, or are issuable upon exercise of options granted to the Selling Stockholders and have vested as of the date hereof, pursuant to the 2006 Plan. The common stock currently owned offered by this reoffer prospectus may be offered from time to time by the Selling Stockholders named below. The following table provides, as January 19, 2018, information regarding the beneficial ownership of our common stock held by each of the Selling Stockholders, including:

•	the number of common stock owned by each Selling Stockholder prior to this offering;
•	the total number of common stock that are to be offered by each Selling Stockholder;
•	the total number of common stock that will be owned by each Selling Stockholder upon completion of the offering; and
•	the percentage owned by each Selling Stockholder.

		Shares Beneficially Owned Prior to this Offering(1)		Number of Shares Being Offered	Shares Beneficially Owned after this Offering

Name		#	%(2)		#	%

John A. Conklin	(3)	240,110	*	240,110	0	0
Alastair Livesey	(4)	115,734	*	115,734	0	0
Joseph Sierchio	(5)	219,234	*	219,234	0	0
Jatinder S. Bhogal	(6)	135,000	*	135,000	0	0
Scott Hammond	(7)	5,000	*	5,000	0	0
Briana Erickson	(8)	7,500	*	7,500	0	0
Justin Frere	(9)	10,000	*	10,000	0	0

Total		732,578	2%	732,578	0	0%

__________

* less than 1%

(1)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power and also any shares, which the Selling Stockholder has the right to acquire within 60 days. “Shares Beneficially Owned After the Offering” assumes the sale of all of the common stock offered by this reoffer prospectus and no other purchases or sales of our common stock by the Selling stockholders and does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares offered will be determined from time to time by each Selling Stockholder at their sole discretion. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock and except as indicated the address of each beneficial owner is 10632 Little Patuxent Parkway, Suite 406, Columbia, Maryland 21044.

(2)

Applicable percentage ownership is based on 36,249,544 shares of common stock outstanding as of January 8, 2018, together with securities exercisable or convertible into shares of common stock within 60 days of January 9, 2018, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of January 22, 2018, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)

Includes 220,110 shares of common stock and 20,000 shares of common stock reserved for issuance upon the exercise of vested stock options. Does not include 1,028,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested. Mr. Conklin has entered into a lock-up agreement restricting him from selling 30,000 of his shares through November 21, 2018.

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(4)

Includes 99,067 shares of common stock and 16,667 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 20,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested. Mr. Livesey entered into a lock-up agreement restricting him from selling 30,000 of his shares through November 15, 2017.

(5)

Includes, 182,567 shares of common stock issued to Mr. Sierchio for his service as a member of our Board of Directors, Plan and 36,667 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 20,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006. Plan. Mr. Sierchio entered into a lock-up agreement restricting him from selling 30,000 of his shares through November 21, 2018.

(6)

Includes 90,000 shares issued to Mr. Bhogal for joining the Board of Directors and for his services as a director and consultant to the Company, and 45,000 shares of shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 45,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006. Plan. Mr. Bhogal entered into a lock-up agreement restricting him from selling 30,000 of his shares through November 21, 2018.

(7)

Includes 5,000 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 5,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested.

(8)

Includes 7,500 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 7,500 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested.

(9)

Includes 10,000 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 10,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested

If, subsequent to the date of this reoffer prospectus, we grant any further awards to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as Selling Stockholders.

Information with respect to beneficial ownership is based upon information obtained from the Selling Stockholders. Information with respect to “Shares Beneficially Owned Prior to the Offering” includes the shares issued pursuant to our 2006 Plan. Information with respect to “Shares Beneficially Owned After the Offering” assumes the sale of all of the common stock offered by this reoffer prospectus and no other purchases or sales of our common stock by the Selling Stockholders. Except as described below and to our knowledge, the named Selling Stockholders beneficially own and has sole voting and investment power over all common stock or rights to these common stock.

Because the Selling Stockholders may offer all or part of the common stock currently owned, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering.

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PLAN OF DISTRIBUTION

Timing of Sales

Under our 2006 Plan, we are authorized to issue up to 5,000,000 shares of our common stock.

Subject to the foregoing, the Selling Stockholders may offer and sell the shares covered by this reoffer prospectus at various times. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Offering Price

The sales price offered by the Selling Stockholders to the public may be:

•	the market price prevailing at the time of sale;
•	a price related to such prevailing market price; or
•	such other price as the selling stockholders determine from time to time.

Manner of Sale

To the extent permissible, the common stock may be sold by means of one or more of the following methods:

•	a block trade in which the broker-dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this reoffer prospectus;
•	ordinary brokerage transactions in which the broker solicits purchasers;
•	through options, swaps or derivatives;
•	in transactions to cover short sales;
•	privately negotiated transactions; or
•	in a combination of any of the above methods

The Selling Stockholders may sell their common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common stock. Brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of common stock, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of common stock at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire common stock as principal may thereafter resell the common stock from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common stock, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If the Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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Sales Pursuant to Rule 144

Any shares of common stock covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

Accordingly, during such times as a Selling Stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

•	may not engage in any stabilization activities in connection with our common stock;
•	may not cover short sales by purchasing shares while the distribution is taking place; and
•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this reoffer prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless the stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to include, but not limited to, legal, accounting, EDGARization and filing fees, printing and mailing fees. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

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LEGAL MATTERS

The validity of the common stock offered by this reoffer prospectus has been passed upon by Satterlee Stephens LLP. Mr. Joseph Sierchio, a partner of the firm, is a member of our Board of Directors and a named Selling Stockholder. Mr. Sierchio is the beneficial owner of 219,234 shares of our common stock and holds vested options to purchase 36,667 shares of our common stock all of which have been registered pursuant to the reoffer prospectus and included as part of this registration statement.

EXPERTS

The consolidated financial statements as of and for the fiscal years ended August 31, 2017 and 2016, incorporated by reference in this reoffer prospectus, have been audited by Peterson Sullivan, LLP, our independent registered public accounting firm, as stated in their report appearing therein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this reoffer prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this reoffer prospectus. Information that we file at a future date with the SEC will update and supersede this information. For further information about us and our common stock, please read the documents incorporated by reference below. The following documents filed by us with the SEC are incorporated by reference in this registration statement:

•	Our quarterly report on Form 10-Q for the quarter ended November 30, 2017, filed with the SEC on January 16, 2018;
•	Our Annual Report on Form 10-K for the year ended August 31, 2017, filed with the SEC on November 22, 2017;
•	Our Form 8-K filed with the SEC on November 18, 2016;
•	The description of our securities contained in our Registration Statement on Form S-1 filed with the SEC on July 29, 2016;
•	Our Form 8-K filed with the SEC on January 7, 2016;
•	Our Form 8-K filed with the SEC on December 19, 2014;
•	Our Form 8-K filed with the SEC on January 31, 2014
•	Our Form 8-K filed with the SEC on January 15, 2014;
•	Our Form 8-K filed with the SEC on January 28, 2013, as amended by the Form 8-K/A filed with the SEC on February 6, 2013;
•	Our Form 8-K filed with the SEC on March 21, 2011;
•	Our Form 8-K filed with the SEC on March 1, 2011;
•	Our Form 8-K filed with the SEC on January 20, 2011, as amended by the Form 8-K/A filed with the SEC on January 21, 2011;
•	Our Form 8-K filed with the SEC on August 25, 2010; and
•	Our Form 8-K filed with the SEC on September 18, 2008.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

This reoffer prospectus is part of a registration statement on Form S-8 that we filed with the SEC. Certain information in the registration statement has been omitted from this reoffer prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s website at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this reoffer prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This reoffer prospectus does not constitute an offer to buy any security other than the securities offered by this reoffer prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this reoffer prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

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Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

Section 78.751(2) authorizes a corporation’s articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification. Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators. Our bylaws require us to indemnify our directors to the fullest extent permitted under Nevada law or any other applicable law in effect.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

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REOFFER PROSPECTUS

732,578 SHARES

SOLARWINDOW TECHNOLOGIES, INC. COMMON STOCK

JANUARY 26, 2018

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this reoffer prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this reoffer prospectus. Information that we file at a future date with the SEC will update and supersede this information. For further information about us and our common stock, please read the documents incorporated by reference below.

The following documents filed by us with the SEC are incorporated by reference in this registration statement:

•	Our quarterly report on Form 10-Q for the quarter ended November 30, 2017, filed with the SEC on January 16, 2018;
•	Our Annual Report on Form 10-K for the year ended August 31, 2017, filed with the SEC on November 22, 2017;
•	Our Form 8-K filed with the SEC on November 18, 2016;
•	The description of our securities contained in our Registration Statement on Form S-1 filed with the SEC on July 29, 2016;
•	Our Form 8-K filed with the SEC on January 7, 2016;
•	Our Form 8-K filed with the SEC on December 19, 2014;
•	Our Form 8-K filed with the SEC on January 31, 2014
•	Our Form 8-K filed with the SEC on January 15, 2014;
•	Our Form 8-K filed with the SEC on January 28, 2013, as amended by the Form 8-K/A filed with the SEC on February 6, 2013;
•	Our Form 8-K filed with the SEC on March 21, 2011;
•	Our Form 8-K filed with the SEC on March 1, 2011;
•	Our Form 8-K filed with the SEC on January 20, 2011, as amended by the Form 8-K/A filed with the SEC on January 21, 2011;
•	Our Form 8-K filed with the SEC on August 25, 2010;
•	Our Form 8-K filed with the SEC on September 18, 2008.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents subsequently filed by the registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the termination of this offering of common stock shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of those documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the address or telephone number listed in Part I.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the common stock offered by this reoffer prospectus has been passed upon by Satterlee Stephens LLP. Mr. Joseph Sierchio, a partner of the firm, is a member of our Board of Directors and a named Selling Stockholder. Mr. Sierchio is the beneficial owner of 219,234 shares of our common stock and holds vested options to purchase 36,667 shares of our common stock all of which have been registered pursuant to the reoffer prospectus and included as part of this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified “against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation’s articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Our Bylaws also contain broad indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

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There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

Item 7. Exemption from Registration Claimed.

The shares of common stock which may be sold pursuant to the reoffer prospectus for the respective accounts of the Selling Stockholders issued to the Selling Stockholders under the 2006 Plan were issued by the Company in reliance upon the available exemptions from the registration requirements of the Securities Act, including those contained in Rule 701 promulgated under Section 3(b), which relates to exemptions for offers and sales of securities pursuant to certain compensatory benefit plans.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation, as amended.(1)

3.2	Certificate of Amendment to the Articles of Incorporation changing name to SolarWindow Technologies, Inc.(2)

3.3	Certificate of Amendment to the Articles of Incorporation increasing the authorized shares from 100,000,000 to 300,000,000.(3)

3.4	Certificate of Change to the Articles of Incorporation relating to the one-for-three reverse stock split.(3)

3.5	Bylaws.(1)

5.1	Opinion of Satterlee Stephens LLP regarding the legality of the securities being registered.*

23.1	Consent of Satterlee Stephens LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Peterson Sullivan LLP.(5)

24.1	Power of Attorney (included on the signature page.to this Registration Statement).

99.1	2006 Incentive Stock Option Plan.(4)

___________

* Filed herewith.

(1)	Incorporated by reference to the exhibits filed as part of the report on Form 10-Q filed by Registrant on April 16, 2010.

(2)	Incorporated by reference to the Form 8-K filed by Registrant on March 4, 2015.

(3)	Incorporated by reference to the Form 8-K filed by Registrant on March 21, 2011.

(4)	Incorporated by reference to the Form S-8 filed by Registrant on March 15, 2011.

(5)	Incorporated by reference to the Annual Report on Form 10-K filed by Registrant on November 22, 2017.

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Item 9. Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment no. 7 to its Registration No. 333-172824 (“Registration Statement”) to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Maryland on January 26, 2018.

SOLARWINDOW TECHNOLOGIES, INC.

By:	/s/ John A Conklin
Name:	John A. Conklin
Title:	President and Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John A. Conklin, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Dated: January 26, 2018	By:	/s/ John A Conklin
	Name:	John A. Conklin
	Title:	President and Chief Executive Officer, Chief Financial Officer and Director
(Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

Dated: January 26, 2018	By:	/s/ Alastair Livesey
	Name:	Alastair Livesey
	Title:	Director

Dated: January 26, 2018	By:	/s/ Joseph Sierchio
	Name:	Joseph Sierchio
	Title:	Director
Dated: January 26, 2018
	By:	/s/ Jatinder S. Bhogal
	Name:	Jatinder S. Bhogal
	Title:	Director

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